EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Universal Corporation and in the related Prospectus of our reports dated May 28, 2008, with respect to the consolidated financial statements of Universal Corporation and the effectiveness of internal control over financial reporting of Universal Corporation, included in this Annual Report (Form 10-K) for the year ended March 31, 2008.

Registration Statement Number	Description
33-56719	Form S-8
333-39297	Form S-8
333-45497	Form S-8
333-43522	Form S-3
333-101825	Form S-8
333-103155	Form S-3
333-130061	Form S-3
333-145205	Form S-8

/s/ ERNST & YOUNG LLP
Richmond, Virginia
May 28, 2008